Contact:	Dan Kaferle	Bob Cirabisi
	Public Relations	Investor Relations
	631-342-2111	631-342-4878
	daniel.kaferle@ca.com	robert.cirabisi@ca.com

COMPUTER ASSOCIATES TO SETTLE SHAREHOLDER LITIGATION

  CIVIL CLASS ACTION AND DERIVATIVE CASES INCLUDED
  5.7 MILLION SHARES WILL BE ISSUED
  SETTLEMENT REMOVES UNCERTAINTY, CLEARS DISTRACTIONS
  CA PLANS TO TAKE CHARGE IN CURRENT QUARTER

ISLANDIA, NY, AUGUST 25, 2003 - Computer Associates International, Inc. (NYSE: CA) today announced plans to settle all outstanding litigation related to claims about past accounting issues.  Included are shareholder and ERISA class-action suits and related derivative litigation.  As part of the settlement, CA plans to issue to the shareholder classes up to 5.7 million shares of CA common stock.

In anticipation of final settlement the company said it plans to take a charge in the current quarter of approximately $144 million before taxes.  The charge is based on CA's New York Stock Exchange closing price of $25.00 on Friday, August 22 and certain administrative costs associated with settlement.  The after-tax impact of this charge is currently estimated to be approximately $97 million or $0.17 per diluted share on a GAAP basis.

"Settling all of these cases at one time is a major step forward, because it removes the uncertainty that always accompanies unresolved litigation and clears distractions that have clouded the real performance of our company," said Chairman and Chief Executive Officer Sanjay Kumar.  "While confident in our position, the Board of Directors concluded that a settlement - especially one that puts more equity in the hands of shareholders - was the best course of action.  It became clear that it was a far better option than continuing with the expense and distraction of a protracted legal battle that began five years ago."

The settlement was reviewed by the independent directors who chair the Board's Governance, Audit, and Compensation and Human Resource Committees as well as by all non-interested, independent directors who were not named in any of the suits.  It was approved by the Board's independent directors and will be submitted for approval to the United States District Court for the Eastern District of New York.  As part of the approval process, additional details concerning the settlement will be provided to all interested parties.

Harvard Professor Jay W. Lorsch, chairman of the Board's Governance Committee, said: "This settlement removes a significant overhang that has helped divert attention from CA's progress.  Throughout the course of this litigation, CA management under Sanjay Kumar's leadership remained focused on its customers and its business.  As a result CA has made tremendous progress on all fronts - operational, financial, and in corporate governance - over the past several years."

Upon Court approval, CA will issue 5.7 million shares of CA common stock to the shareholders represented in the three class action lawsuits.  Plaintiffs' attorney fees will be covered by this stock issuance.  If CA's share price is below $23.43 per share at the time of distribution, up to 2.2 million of the 5.7 million shares would be payable in cash at that price - or a maximum of $51.546 million in cash.  In that case, the stock portion of the settlement would be reduced to no less than 3.5 million shares.  In settling the derivative suit, CA committed to maintaining measures aimed at ensuring that it remains a leader in its corporate governance practices.

CA noted that the settlement of these cases is separate from the continuing and previously reported investigations by the Securities and Exchange Commission and the US Attorney's Office for the Eastern District of New York.  The Company is cooperating with those investigations and continues to respond to requests from those agencies, and the Board continues to exercise oversight and review of these issues.  CA is unable to predict the outcome of the government investigations.

Because this settlement calls for payment in stock, calculation of its final cost will be based on the actual price of CA shares at the time of distribution.  Therefore, until the settlement shares are issued, CA will review the projected impact each quarter and adjust this charge accordingly.  The impact to GAAP earnings reflects the current estimate of the tax benefit associated with such charge.

About CA

Computer Associates International, Inc. (NYSE:CA), one of the world's largest software companies, delivers software and services that enable organizations to manage their IT environments. Focus areas include network and systems management, storage and security management, portal and business intelligence, and application life cycle management. Founded in 1976, CA is headquartered in Islandia, NY, and operates in more than 100 countries. For more information on CA, please visit http://ca.com/.

In addition to the historical information presented, certain statements in this release may constitute "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks and instability associated with changes in the company's business model; risks associated with changes in the way in which the company accounts for license revenue; the difficulty of making financial projections resulting from the significant percentage of CA's quarterly sales consummated in the last few days of the quarter; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; market acceptance of new products and services and continued acceptance of existing products and services; risks associated with the entry into new markets; the risks associated with integrating acquired businesses and technologies; the effects of war or acts of terrorism; dependency on large dollar licensing transactions; the outcome of pending or future governmental inquiries; delays in product delivery; reliance on mainframe capacity growth; the ability to recruit and retain qualified personnel; business conditions in the distributed systems and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness related activities; use of software patent rights to attempt to limit competition; adverse results of litigation; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; uncertainties relative to global economic conditions; and other risks described in filings with the Securities and Exchange Commission, which are available at www.sec.gov . CA assumes no obligation to update the information in this press release, except as otherwise required by law.

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© 2003 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.